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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*



                 BlackRock Corporate High Yield Fund III, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   09255M104
                                 --------------
                                 (CUSIP Number)

                                 June 12, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09255M104

   -------------------------------------------------------------------------
    1. Names of Reporting Persons.

             Claymore Securities Defined Portfolios,
             Series 136, 160, 171, 192, 224, 256, 273, 280, 287, 320, 334,
             335, 349, 357, 358, 367, 374, 376, 378, 384, 387, 394, 398,
             and 399

       I.R.S. Identification Nos. of above persons (entities only):

             Claymore Securities Defined Portfolios,
             Series 136 -- Tax ID# 137366224
             Claymore Securities Defined Portfolios,
             Series 160 -- Tax ID# 137388280
             Claymore Securities Defined Portfolios,
             Series 171 -- Tax ID# 137393150
             Claymore Securities Defined Portfolios,
             Series 192 -- Tax ID# 066542374
             Claymore Securities Defined Portfolios,
             Series 224 -- Tax ID# 137450877
             Claymore Securities Defined Portfolios,
             Series 256 -- Tax ID# 137483036
             Claymore Securities Defined Portfolios,
             Series 273 -- Tax ID# 137488925
             Claymore Securities Defined Portfolios,
             Series 280 -- Tax ID# 204302045
             Claymore Securities Defined Portfolios,
             Series 287 -- Tax ID# 137496977
             Claymore Securities Defined Portfolios,
             Series 320 -- Tax ID# 205455676
             Claymore Securities Defined Portfolios,
             Series 334 -- Tax ID# 205639678
             Claymore Securities Defined Portfolios,
             Series 335 -- Tax ID# 205639781
             Claymore Securities Defined Portfolios,
             Series 335 -- Tax ID# 205639746
             Claymore Securities Defined Portfolios,
             Series 349 -- Tax ID# 133792992
             Claymore Securities Defined Portfolios,
             Series 357 -- Tax ID# 137554657
             Claymore Securities Defined Portfolios,
             Series 357 -- Tax ID# 137554658
             Claymore Securities Defined Portfolios,
             Series 358 -- Tax ID# 113797653
             Claymore Securities Defined Portfolios,
             Series 358 -- Tax ID# 113797655
             Claymore Securities Defined Portfolios,
             Series 367 -- Tax ID# 137554672
             Claymore Securities Defined Portfolios,
             Series 374 -- Tax ID# 137554776
             Claymore Securities Defined Portfolios,
             Series 374 -- Tax ID# 137554775
             Claymore Securities Defined Portfolios,
             Series 376 -- Tax ID# 137554778
             Claymore Securities Defined Portfolios,
             Series 376 -- Tax ID# 137554779
             Claymore Securities Defined Portfolios,
             Series 378 -- Tax ID# 137554782
             Claymore Securities Defined Portfolios,
             Series 384 -- Tax ID# 137554706
             Claymore Securities Defined Portfolios,
             Series 387 -- Tax ID# 137562851
             Claymore Securities Defined Portfolios,
             Series 394 -- Tax ID# 137562868
             Claymore Securities Defined Portfolios,
             Series 398 -- Tax ID# 137562873
             Claymore Securities Defined Portfolios,
             Series 398 -- Tax ID# 137567981
             Claymore Securities Defined Portfolios,
             Series 399 -- Tax ID# 137562875
   -------------------------------------------------------------------------
    2. Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
       (b)
   -------------------------------------------------------------------------
    3. SEC Use Only

   -------------------------------------------------------------------------
    4. Citizenship or Place of Organization:

             Claymore Securities Defined Portfolios,
             Series 136, Wichita, KS
             Claymore Securities Defined Portfolios,
             Series 160, Wheaton, IL
             Claymore Securities Defined Portfolios,
             Series 171, Wheaton, IL
             Claymore Securities Defined Portfolios,
             Series 192, Wheaton, IL
             Claymore Securities Defined Portfolios,
             Series 224, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 256, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 273, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 280, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 287, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 320, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 334, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 335, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 349, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 357, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 358, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 367, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 374, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 376, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 378, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 384, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 394, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 398, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 399, Lisle, IL
   -------------------------------------------------------------------------
                   5.  Sole Voting Power

                          3,926,690
     Number of    ------------------------------------------------------------
      Shares       6.  Shared Voting Power
  Beneficially by
     Owned by     ------------------------------------------------------------
       Each        7.  Sole Dispositive Power
     Reporting
      Person              3,926,690
       With:      ------------------------------------------------------------
                   8.  Shared Dispositive Power

-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

          3,926,690
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

          10.52%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

          IV
-------------------------------------------------------------------------------

Item 1.     (a) Name of Issuer

                BlackRock Corporate High Yield III Inc.

            (b) Address of Issuer's Principal Executive Offices

                800 Scudders Mill Road
                Plainsboro, NJ 08536

Item 2.     (a) Name of Person Filing

                Claymore Securities, Inc. as Sponsor for the Filing Entities

            (b) Address of Principal Business Office or, if none, Residence

                2455 Corporate West Drive
                Lisle, IL 60532

            (c) Citizenship

                USA

            (d) Title of Class of Securities

                Common Stock

            (e) CUSIP Number

                09255Ml04

Item 3. If this statement is filed pursuant to SECTIONS240.13d-1 (b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ]Broker or dealer registered under section 15 of the Act (15 U.S.C, 78o).

                  (b) [ ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [X]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e) [ ]An investment adviser in accordance with SECTION240.13d-l(b)(l}(ii)(E);

                  (f) [ ]An employee benefit plan or endowment fund in accordance with SECTION240.13d-l(b)(l}(ii)(F);

                  (g) [ ]A parent holding company or control person in accordance with SECTION240.13d-l(b)(l)(ii)(G);

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with
                  SECTION240.13d-l(b)(l)(ii)(J).

Item 4. Ownership.

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)   Amount beneficially owned: 3,926,690.

                  (b)   Percent of class: 10.52%.

                  (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote
                              3,926,690.

                        (ii)  Shared power to vote or to direct the vote
                              __________.

                        (iii) Sole power to dispose or to direct the
                              disposition of 3,926,690.

                        (iv) Shared power to dispose or to direct the disposition of __________.

   Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(l).

Item 5. Ownership of Five Percent or Less of a Class

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

   If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

   If a parent holding company has filed this schedule, pursuant to Rule 13d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group

   If a group has filed this schedule pursuant to SECTION240.13d-l(b)(l)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to SECTION240.13d-l(c) or SECTION240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group

   Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to SECTION240.13d-1 (b):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to SECTION240.13d-l(c):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                                          July 10, 2007
                                                  -----------------------------
                                                              Date

                                                      /s/ Nicholas Dalmaso
                                                  -----------------------------
                                                            Signature

                                                    Nicholas Dalmaso, Senior
                                                            Managing
                                                  Director and General Counsel
                                                    Claymore Securities, Inc.
                                                  -----------------------------
                                                           Name/Title

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See SECTION240.13d-7 for other parties for whom copies are to be sent.

 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)